Exhibit 5.1

June 11, 2014

Sanchez Energy Corporation

1111 Bagby Street, Suite 1800

Houston, Texas 77002

Re:                             Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Sanchez Energy Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to (i) up to $600,000,000 aggregate principal amount of 7.75% Senior Notes due 2021 (the “Exchange Securities”) of the Company to be issued under an Indenture dated as of June 13, 2013, as amended by a First Supplemental Indenture, dated as of September 11, 2013, and a Second Supplemental Indenture, dated as of June 2, 2014, (collectively, the “Indenture”) among the Company, the guarantors named therein as specified on Schedule I hereto (the “Guarantors”) and U.S. Bank National Association, as Trustee, pursuant to an exchange offer (the “Exchange Offer”) by the Company described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 7.75% Senior Notes due 2021 (the “Original Securities”) previously issued under the Indenture and (ii) the guarantees by the Guarantors (the “Guarantees”) of the Exchange Securities pursuant to the Indenture.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate or other entity records of the Company and the Guarantors and other certificates and documents of officials of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the Exchange Securities will conform to the specimen thereof we have reviewed and that the Exchange Securities will be duly authenticated in accordance with the terms of the Indenture.  We have also assumed the due authorization, execution, issuance and delivery of the Indenture and authentication of the Original Securities by the Trustee and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and the Guarantors, all of which we assume to be true, correct and complete.

Sanchez Energy Corporation

June 11, 2014

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Securities have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and issued and delivered by or on behalf of the Company and the Guarantors in accordance with the terms of the Indenture against receipt of Original Securities surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (i) the Exchange Securities will be valid and binding obligations of the Company, and (ii) the Guarantees of the Guarantors will be valid and binding obligations of the Guarantors.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.                                    We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the General Corporation Law of the State of Delaware, (iii) the Limited Liability Company Act of the State of Delaware, and (iv) the Business Organizations Code of the State of Texas.

B.                                    The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.                                    This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or the Guarantors or any other person or any other circumstance.

Sanchez Energy Corporation

June 11, 2014

Signature Page

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld, L.L.P.

AKIN GUMP STRAUSS HAUER & FELD, L.L.P.

Schedule I

	Name of Guarantor	State of Jurisdiction and Type of Entity
1.	SEP Holdings III, LLC	Delaware limited liability company
2.	SN Marquis LLC	Delaware limited liability company
3.	SN Cotulla Assets, LLC	Texas limited liability company
4.	SN Operating, LLC	Texas limited liability company
5.	SN TMS, LLC	Delaware limited liability company
6.	SN Catarina, LLC	Delaware limited liability company

[Schedule 1 to Exchange Offer Opinion]